EXHIBIT 11

                             TECHNE CORPORATION

                   CALCULATION OF BASIC EARNINGS PER SHARE

                                         Year ended June 30,
                                         -------------------
                                    1998         1997         1996
                                 -----------  -----------  ----------
Net earnings                     $15,182,961  $10,881,662  $8,637,870
                                 ===========  ===========  ==========
Weighted average number
  of common shares                18,952,968   18,910,608  18,872,806
                                 ===========  ===========  ==========

Net earnings per share           $      0.80  $      0.58  $     0.46
                                 ===========  ===========  ==========

                  CALCULATION OF DILUTED EARNINGS PER SHARE

                                         Year ended June 30,
                                         -------------------
                                    1998         1997         1996
                                 -----------  -----------  ----------
Net earnings                     $15,182,961  $10,881,662  $8,637,870
                                 ===========  ===========  ==========
Weighted average number
  of common shares                18,952,968   18,910,608  18,872,806
Dilutive effect of stock
  options and warrants               654,662      551,924     570,044
                                 -----------  -----------  ----------
Average common and dilutive
  shares outstanding              19,607,630   19,462,532  19,442,850
                                 ===========  ===========  ==========
Net earnings
  per share                      $      0.77  $      0.56  $     0.44
                                 ===========  ===========  ==========